Exhibit 4.32

English Translation

Exclusive Consulting and Services Agreement

The Exclusive Consultancy and Services Agreement (hereafter referred to as “this agreement”) is executed by Party A and Party B (hereafter referred to as “parties”) on December 14, 2011:

Party A:	Kusheng (Tianjin) Technology Co., Ltd
Address:	Room 201-243, Floor 2, District B1, Animation Building, No.126, Animation Middle Road, Eco City, Tianjin, PRC.

Party B:	Tianjin Ku6 Network Communication Technology Co., Ltd.
Address:	Room 201-369, Floor 2, District B1, Animation Building, No.126, Animation Middle Road, Eco City, Tianjin, PRC.

Whereas:

1.	Party A is a wholly foreign-owned enterprise, with consultancy and service resources, established and duly organized under the laws of and registered within the territory of People’s Republic of China;

2.	Party B is a limited liability company established and registered in PRC;

3.	Party A hereby agrees to provide consultancy and related services to Party B, and Party B hereby agrees to accept consultancy and related services provided by Party A.

Accordingly, through friendly consultation, based on the principle of equality and mutual benefit, the parties reached the following agreement to comply with:

1.	Consultancy and services: sole and exclusive rights

1.1	During the period of this agreement, Party A agrees to be the exclusive provider of consultancy and services to provide advice and services to Party B under the terms of this agreement (details see Annex 1).

1.2	Party B agrees to accept advice and services provided by Party A during the validity of this agreement. Considering the value of advice and services rendered by Party A as well as the good cooperation between the parties, Party B further agrees to that except the prior written consent of Party A, Party B shall not accept business consulting and services in respect to this agreement provided by any third party.

1.3	For all rights, ownership, rights of interests and intellectual property rights arising by the implementation of this agreement (including but not limited to copyrights, patents, technical secrets, commercial secrets and others), no matter it is developed by the Party A solely, or developed by Party B based on intellectual property of Party A, or it is developed by Party A based on intellectual property of Party B, Party A enjoys sole and exclusive rights and interests, and Party B shall not claim any rights, ownership, rights of interests and intellectual property rights to Party A. If the development of Party A is based on intellectual property of Party B, Party B shall ensure that the intellectual property rights do not have any flaws; otherwise, Party B shall be liable if any losses caused to Party A. If Party A undertakes liability of compensations to any third party hereof, after making compensations, party A is entitled to claim Party B for all of their losses incurred.

1.4	Considering the bilateral good cooperation, Party B promises that if it intends to carry out any business cooperation outside the scope of Annex 1, they must obtain the consent of party A. Under the same conditions, Party A and its affiliate company enjoy the priority right for cooperation. Without the consent of Party A, Party B cannot carry out the aforesaid cooperation business.

2.	The calculation and payment of consultancy and service fees (hereafter referred to as “service fees”):

2.1	The parties agree that the service fees under this agreement shall be confirmed and paid subject to Annex 2.

2.2	If Party B fails to pay service fees and other expenses in accordance with the provisions of this agreement, the amount in arrears, Party B shall pay additional 0.05% penalty each day to Party A.

2.3	Party A has the right, at its own expenses, to assign their employees or Certified Public Accountants of China or of other countries (hereafter referred to “Authorized Representative of Party A”) to audit Party B’s accounts so as to verify the calculation method and amount of service fees. Therefore, Party B shall provide Authorized Representative of Party A with files, accounts, records, information, etc. as requested by them, so that they can audit the accounts of Party B and determine the amount of service fees. Unless there are significant errors, the amount of service fees shall be determined by Authorized Representative of Party A.

2.4	Unless otherwise agreed, the service fees that party B shall pay to Party A under this agreement shall not be deducted or set-off in any forms (such as bank charges, etc.).

2.5	In addition, except the service fees, Party B shall also pay Party A other actual expenses incurred for consultancy and services under this agreement, including but not limited to the travel, transportation, printing costs and postage, etc.

3.	Statement and guarantee

3.1	The Party A hereby states and guarantees as follows:

3.1.1	Party A is a legally registered and validly existing company under the laws of People’s Republic of China.

3.1.2	Party A implement this agreement within the scope of authorization and business scope; Party A has been necessarily authorized, obtains the consents of third party and approval of government departments, and does not violate any binding or affecting laws or contract restrictions.

3.1.3	As soon as this agreement is executed, it shall be effective, valid, binding, and has executing force to Party A.

3.2	Party B hereby states and guarantees as follows:

3.2.1	Party B is a legally registered and validly existing company under the laws of People’s Republic of China.

3.2.2	Party B implement this agreement within the scope of authorization and business scope; Party B has been necessarily authorized, obtains the consents of third party and approval of government departments, and does not violate any binding or affecting laws or contract restrictions.

3.2.3	As soon as this agreement is executed, it shall be effective, valid, binding, and has executing force to Party B.

4.	Confidential items

4.1	Party A and Party B agree to take various reasonable measures to keep secret of the confidential data and information acknowledged (hereinafter referred to as “Confidential Information”). Provider of data and information shall clearly inform in writing that is confidential information). Without the prior written consent of confidential information provider, the other party shall not disclose or give or transfer such confidential information to any third party (including confidential information receiver merged, taken over, directly or indirectly controlled by third party). Once this agreement is terminated, Party A and Party B shall return any documents, data or software that contain confidential information, to original owner or provider of the confidential information. Or destroy voluntarily by consent of original owner or provider, including removing confidential information from any memory device and shall not continue to use such confidential information. Party A and Party B shall take necessary measures only to disclose confidential information to the employees, agents or professional advisers of Party B who are necessary to learn about, and to urge the said employees, agents or professional advisers to comply with the confidential obligations under this agreement. Party A and Party B, employees, agents or professional advisers of Party B shall sign a specific confidential agreement respectively to comply with.

4.2	The above restrictions do not apply to:

4.2.1	The disclosure has become generally available public information;

4.2.2	The disclosure become generally available public information is not due to the fault of Party A or Party B;

4.2.3	The Party A or Party B can prove that it has already been mastered and developed alone by Party A or Party B before disclosure.

4.2.4	In accordance with legal requirements, Party A or Party B has the obligation to disclose the confidential information to the relevant government departments and stock agency. Or for normal operating requirements, Party A or Party B disclose the confidential information to their direct legal counsel and financial advisers.

4.3	The parties agree that, no matter this agreement whether to be changed, relieved or terminated, this term will remain in effect.

5.	Compensation

5.1	If either party of this agreement violates this agreement or any statements and guarantees made in this agreement, the non-defaulting party may require the defaulting party, in written notice, within ten days of its receipt of the notice to correct violations and take effective and timely measures to avoid damage, and to continue to perform this agreement. If any damages occurred, the defaulting party shall compensate the non-defaulting party to make sure that observant party may obtain all the rights and interests as the contract is fully performed.

5.2	If, one party’s violation of the agreement resulted in the other party’s liability for any expenses, responsibilities, or suffering any losses (including but not limited to lost profits), the defaulting party shall compensate the non-defaulting party the above-mentioned expenses, responsibilities or losses (including but not limited to, interest payments or loss, and attorneys fees because of breach of contract). The total amount of compensation that the defaulting party pays the non-defaulting party shall be the same as the loss due to breach of contract. The aforesaid compensation includes the profits the non-defaulting party shall obtain if the contract is fully performed, but the compensation shall not exceed the reasonable expectations of both parties.

5.3	If anybody claims for party B’s not following party A’s instructions, or the improper use of party A’s intellectual property rights or improper operation technique, Party B shall undertake all the responsibilities. If any unauthorized use of party A’s intellectual property is found, Party B shall promptly notify Party A and cooperate with any action taken by Party A.

5.4	If the parties both violate this agreement, the compensation shall be determined to the extent of respective breach of this agreement of each party.

6.	Effectiveness, performance and validity

6.1	This agreement is executed as of the date first set forth written and come into effect at the same time.

6.2	Unless party A terminates this agreement in advance, the term of this agreement is 20 years, commencing from the effective date of this agreement. If Party A requests to extend the term of this agreement before the expiration of this agreement, this agreement shall be extended accordingly per party A’s request. A separate exclusive consultancy and service agreement will be signed or continue to perform this agreement according to Party A’s request.

7.	Termination

7.1	If party B terminates this agreement for no reason within the valid term of this agreement, it shall compensate all the losses caused to Party A, and pay Party A the service fees for the services rendered immediately.

7.2	The parties may terminate this agreement by consensus.

7.3	Upon termination of this agreement, the rights and obligations of both parties under Article 4 and 5 of this agreement shall continue to be valid.

8.	Dispute settlement

8.1	In case any dispute occurs regarding interpretation and implementation under the terms of this agreement, the parties hereto shall negotiate in good faith to resolve the disputes. If negotiation fails, either party may submit the dispute to China International Economic and Trade Arbitration Commission to arbitrate in accordance with its effective arbitration rules then. The place of arbitration is Beijing, and the arbitration language is Chinese. The arbitration award shall be final and binding on both parties. The expiration or termination of this agreement shall not affect this article.

8.2	In addition to controversial issues, the parties shall continue to fulfill their respective obligations under this agreement based on the principle of good faith.

9.	Force majeure

9.1	“Force Majeure Event” means any event that beyond the scope of reasonable control, and will be inevitable even with reasonable care of the affected party, including but not limited to, governmental action, forces of nature, fire, explosion, storms, floods, earthquakes, tidal waves, lightning or war. However, lack of credit, funds or financing shall not be regarded as beyond the reasonable control of one party. One party who seeks exemption of obligation because of “Force Majeure Event” under this agreement must notify the other party as soon as possible, and inform the other party necessary steps required to perform at the same time.

9.2	When the performance of this agreement is delayed or hindered due to the aforementioned “force majeure event,” the affected party needs not to undertake any responsibilities under this agreement within the scope of force majeure event. The affected party by force majeure event shall take appropriate measures to reduce and eliminate the “force majeure” effects, and shall try to restore performance of obligations delayed or hindered because of “force majeure “. Once the force majeure event is eliminated, the agreement parties agree to try their best to restore performance of this agreement.

10.	Notifications

10.1	Any notice to be given in connection with performing the rights and obligations under this agreement shall be in written, and directed to the respective party or parties by depositing such notice in the personal delivery, registered post, prepaid mail, agreed express service, or fax to the registered address of each party or relevant party.

10.2	Notifications and correspondences shall be deemed to arriving as follows:

If in the way of facsimile, the date indicated in the facsimile is the arriving date. However, if this facsimile is arrived later than 5 p.m. or non-working day of the arrived place, the next working day after the date indicated in the facsimile shall be the arriving date; If in the way of personal delivery (including express delivery), the signing date of receiving is the arriving date; If in the way of registered mail, the fifteenth day after the date on the return receipt of the registered mail is the arriving date.

11.	Agreement assignment

Unless obtained the prior written consent of the other party, both parties shall not transfer their rights and obligations under this Agreement to any third party.

12.	Severability

Each party hereby confirms that this agreement is a fair and reasonable agreement executed on the basis of equality and mutual benefit. If any provisions under this agreement become invalid or unenforceable for being inconsistent with the law, the aforesaid provision is invalid or unenforceable only within the governing of the law, the other provisions of this agreement shall remain effective.

13.	Amendment and supplement to the agreement

Any amendments and supplements to this agreement shall be made in writing. The amendment agreement and supplemental agreement related to this agreement form a part hereof and shall have the same legal effect.

14.	Governing law

The execution, validity, performance, interpretation and dispute Settlement of this agreement shall be governed by the laws of the People’s Republic of China.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth written.

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Party A: Kusheng (Tianjin) Technology Co., Ltd.

(Company seal) [seal]

Date: December 14, 2011

Party B: Tianjin Ku6 Network Communication Technology Co., Ltd.

(Company seal) [seal]

Date: December 14, 2011

Annex 1

Schedule of Consultancy and Services

Party A provides the following consultancy and services based on Party B’s business need:

1.	Maintenance of machine room.

2.	Office network and its maintenance.

3.	The installation of server system, 7/24 routine maintenance.

4.	Other technical consultancy and services.

Annex 2

Calculation and Payment of Service Fees

I.	The amount of service fees shall be agreed upon by the parties in accordance with the actual services rendered, and shall be calculated and paid on a quarterly basis.

II.	The amount of service fees shall be agreed upon by the parties based on the following factors:

1.	Technical difficulty and complexity of consultancy and services;

2.	Time spent by employees of Party A;

3.	Commercial value and specific content;

4.	Market reference price for similar consultancy and services

III.	Party A summarizes the service fees on a quarterly basis. Party A will send Party B the service fees bill of the prior quarter within 30 days from the beginning of a quarter and notify Party B accordingly. Party B shall pay the said service fees to Party A’s designated bank account within ten working days after receipt of the notification. Party B shall send a copy of the remittance certificate by fax or by mail to Party A within ten working days after remitting.

IV.	If Party A believes that the method of price determination according to this term is not applicable and need to be adjusted for some reason, Party B shall negotiate with Party A actively and with integrity, within ten working days after receipt of Party A’s written request, to determine the new service fees standard. If party B fails to reply within ten working days after receipt of the said adjustment notification, Party B shall be deemed to accept this adjustment. Upon requested by Party B, Party A shall be in consultation with Party B for the adjustment of service fees.